As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KNOLL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3873847
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1235 Water Street

East Greenville, Pennsylvania 18041

(215) 679-7991

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Knoll, Inc. 1996 Stock Incentive Plan

Knoll, Inc. 1997 Stock Incentive Plan

Knoll, Inc. 1999 Stock Incentive Plan

Knoll, Inc. Employee Stock Purchase Plan

The Knoll Retirement Savings Plan

(Full title of the plans)

Patrick A. Milberger, Esq.

Senior Vice President, General Counsel and Secretary

Knoll, Inc.

1235 Water Street

East Greenville, Pennsylvania 18041

(215) 679-7991

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael A. Schwartz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	17,466,660	$15.00	$261,999,900	$30,837.39

(1)	This Registration Statement covers 1,350,182 shares of the Common Stock, $0.01 par value per share (the “Common Stock”), of Knoll, Inc. (the “Company”) authorized to be offered and sold pursuant to the Knoll, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), 5,121,634 shares of the Common Stock authorized to be offered and sold pursuant to the Knoll, Inc. 1997 Stock Incentive Plan (the “1997 Plan”), 8,994,844 shares of the Common Stock authorized to be offered and sold pursuant to the Knoll, Inc. 1999 Stock Incentive Plan (the “1999 Plan”), 1,000,000 shares of the Common Stock authorized to be offered and sold pursuant to the Knoll, Inc. Employee Stock Purchase Plan (the “ESPP”), and 1,000,000 shares of the Common Stock authorized to be offered and sold pursuant to The Knoll Retirement Savings Plan (the “Savings Plan”) (the 1996 Plan, 1997 Plan, 1999 Plan, ESPP and Savings Plan are hereafter referred to as the “Plans”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued pursuant to the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and an indeterminable number of participation interests to be offered or sold pursuant to the Savings Plan.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (h) and (c) of Rule 457 under the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Knoll, Inc., a Delaware corporation (the “Company”), are incorporated by reference into the Registration Statement:

(a) The Company’s Prospectus, filed on December 14, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Security Act”), relating to the Company’s Registration Statement on Form S-1, Registration No. 333-118901 (the “S-1 Registration Statement”); and

(b) The description of the Common Stock which is incorporated by reference into the Company’s Registration Statement on Form 8-A, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on December 3, 2004 and contained in the S-1 Registration Statement.

In addition, all documents filed by the Company or the Savings Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s amended and restated certificate of incorporation provides that it will, and Delaware law permits it to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company. Reference is made to Section 145 of the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation.

The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, the Company ‘s employment agreements with Mr. Cogan, Ms. Bradley and Mr. Staniar provide that if during and after the term of such officers’ employment the executive is made a party or compelled to participate in any action by reason of the fact that he is or was a director or officer of the Company, the executive will be indemnified by the Company to the fullest extent permitted by Delaware General Corporation Law or authorized by the Company’s amended and restated certificate of incorporation or bylaws or resolutions of the Company’s board of directors.

The Company will, prior to the closing of this offering, enter into indemnification agreements with its directors and certain of its officers. The indemnification agreements will require the Company to indemnify, defend and hold harmless the indemnitees to the fullest extent permitted or required by the laws of the State of Delaware. The indemnification agreements will also provide that the indemnitees will have the right to advancement from the Company, prior to the final disposition of any indemnifiable claim, of any and all actual and reasonable expenses relating to any indemnifiable claim paid or incurred by the indemnitees. For the duration of an indemnitee’s service as a Company director and/or officer and for a reasonable period of time thereafter, which period may be determined by the Company in its sole discretion, the Company must use commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for the Company’s directors and/or officers that is substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In no event will the Company be required to expend more than two times the premium amount for such insurance in effect as of the date of this Registration Statement in seeking to maintain directors’ and officers’ liability insurance.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.	EXHIBITS

Exhibit No.	Description of Exhibits
5	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).

The Company hereby undertakes to submit the Savings Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Savings Plan as a tax-exempt retirement trust so long as the Savings Plan remains in force.

Item 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Savings Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 13th day of December 2004.

Knoll, Inc.

By:	/s/ ANDREW B. COGAN
Andrew B. Cogan
Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Retirement Plans Administrative Committee has duly caused this Registration Statement to be signed on behalf of the Savings Plan by the undersigned, thereunto duly authorized on the 13th day of December 2004.

The Knoll Retirement Savings Plan

By:	/s/ BARRY L. MCCABE
A Member of the Retirement
Plans Administrative Committee

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes each of Andrew B. Cogan, Kathleen G. Bradley and Barry L. McCabe such person s true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person s name, place and stead, in any and all capacities, to sign on such person s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

By:	/s/ BURTON B. STANIAR Burton B. Staniar	Chairman of the Board of Directors	December 13, 2004

By:	/s/ ANDREW B. COGAN Andrew B. Cogan	Chief Executive Officer, Knoll, Inc. (Principal Executive Officer)	December 13, 2004

By:	/s/ KATHLEEN G. BRADLEY Kathleen G. Bradley	President and Chief Executive Officer, Knoll North America and Director	December 13, 2004

By:	/s/ BARRY L. MCCABE Barry L. McCabe	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2004

By:	/s/ JEFFREY A. HARRIS Jeffrey A. Harris	Director	December 13, 2004

By:	/s/ SIDNEY LAPIDUS Sidney Lapidus	Director	December 13, 2004

By:	/s/ KEWSONG LEE Kewsong Lee	Director	December 13, 2004

By:	/s/ KEVIN KRUSE Kevin Kruse	Director	December 13, 2004

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page)